Exhibit 107
Calculation of Filing Fee Tables
424(b)(7)
(1)
(Form Type)
Devon Energy Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.10 per share	Rule 457(c)	37,338,223	$38.585	$1,440,695,334.46	0.00015310	$220,570.46

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,440,695,334.46		$220,570.46

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$220,570.46

(1)	Final Prospectus Supplement
(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement shall also cover any additional shares of the common stock, par value $0.10 per share (“Common Stock”), of Devon Energy Corporation that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices per share of our common stock as reported on the New York Stock Exchange on September 26, 2024.